Santiago, December 22, 2003 Ger.
Gen N° 201/2003

Mister
Alejandro Ferreiro Y.
Superintendent of Securities and Insurance
Santiago

REF.: Advice of an ESSENTIAL FACT

Dear Sir,

In accordance with articles 9 and 10 section 2 of the Law N°18.045, the provisions of the General Regulation Nº 30 issued by that Superintendence, and acting according to the power of attorney granted to me by the members of the Company’s Board of Directors at the meeting held on December 18th, 2003, I advise you of the following Essential Fact: “The end of the Second Tranche of the Preemptive rights offering period of the Enersis’ S.A. capital increase, approved by the Extraordinary Shareholders Meeting, held on march 31st, 2003”.

As it is publicly known, this capital increase contemplated 3 phases: (i) Two preemptive subscription periods and (ii) One voluntary local bond withdrawal period, payable in new Company shares.

The First Preemptive Subscription Period took place between May 31st, 2003 and June 30th, 2003. The Second Preemptive Subscription Period was carried on between November 20th, 2003 and December 20th, 2003.

Likewise, and as informed to that Superintendence and the general public, between November 1st and November 15th, 2003 took place the so called “Voluntary Withdrawal Period of Bonds Nº 269, Series B1 and B2”, which outcome was informed by Relevant Fact dated November 17th. This process gave all of the holders of the referred local bonds issued by Enersis S.A., the option to withdraw and exchange them for newly issued shares of the Company.

At the end of the Second Preemptive Rights Offering Period of the aforementioned capital increase, the total amount of newly issued and already paid shares is 24,360,123,331, which represents a total amount of Ch$1,471,843,528,820. This amount corresponds to a 99.9% of what was approved by Enersis’ Extraordinary Shareholders meeting held on March 31st, 2003. The remaining part not issued and paid, will expire on December 30th, 2003, reducing the Company’s stock capital to the number of shares effectively issued and already paid.

The final effect this capital increase will have on Enersis’ income statement, according to this Superintendence’s Circular N° 988, cannot be reasonably quantified at this point in time.

Nonetheless, it is worth mentioning, that this capital increase process strengthens significantly the equity base of the Company.

Yours faithfully,

Alfredo Ergas Segal

Chief Financial Officer

c.c..:  Santiago Stock Exchange
          Electronic Stock Exchange of Chile
          Brokers Exchange of Valparaíso
          Risk Rating Commission